        As filed with the Securities and Exchange Commission on October 31, 1996
                                                  Registration No. 33-__________

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                   OPTI INC.
            (Exact name of registrant as specified in its charter)

             California                                  77-0220697
-------------------------------------     -------------------------------------
      (State of incorporation)             (I.R.S. Employer Identification No.)

                               888 Tasman Drive
                          Milpitas, California  95035
                   (Address of principal executive offices)
                         -----------------------------
                       1996 EMPLOYEE STOCK PURCHASE PLAN
                           (Full title of the plan)
                         -----------------------------
                                  JERRY CHANG
                     Chief Executive Officer and Chairman
                                   OPTi INC.
                               888 Tasman Drive
                          Milpitas, California  95035
                                (408) 486-8000
           (Name, address and telephone number, including area code,
                             of agent for service)
                         -----------------------------
                                   Copy to:
                              TOR R. BRAHAM, ESQ.
                   Wilson, Sonsini, Goodrich & Rosati, P.C.
                              650 Page Mill Road
                       Palo Alto, California  94304-1050

===============================================================================
                        CALCULATION OF REGISTRATION FEE
===============================================================================
    Title of         Amount        Proposed         Proposed        Amount of
 Securities to       to be         Maximum          Maximum        Registration
 be Registered     Registered   Offering Price      Aggregate          Fee*
                                  Per Unit*      Offering Price*
-------------------------------------------------------------------------------
Common Stock,
No par value         100,000       $  5.375         $  537,500.00     $  185.35
===============================================================================

* Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $5.375 per share which is the average of the high and low prices reported on the Nasdaq National Market on October 25, 1996.

Item 3.        INCORPORATION OF DOCUMENTS BY REFERENCE
               ---------------------------------------

     There are hereby incorporated by reference into this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the "Commission"):

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act");

     (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 1996 filed pursuant to Section 15(d) of the 1934 Act.

     (c) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 filed pursuant to Section 15(d) of the 1934 Act.

     (d) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A dated March 24, 1993, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), which was declared effective by the Commission on May 11, 1993, including any amendment or report filed for the purpose of updating such description.

     (e) All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents.


Item 4.        DESCRIPTION OF SECURITIES
               -------------------------

     Not Applicable


Item 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL
               --------------------------------------

     The validity of the Common Stock being registered hereby will be passed upon for the Company by Wilson, Sonsini, Goodrich & Rosati, P.C., Palo Alto, California. Tor R. Braham, a member of Wilson, Sonsini, Goodrich & Rosati, holds 4,000 shares of Common Stock of the Company and serves as a director of the Company. In addition, certain members and investment trusts of Wilson, Sonsini, Goodrich & Rosati hold options to purchase 15,000 shares of Common Stock of the Company.


Item 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS
               -----------------------------------------

     The Company has adopted provisions in its Articles of Incorporation that limit the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the California Corporations Code. California Corporations Code Section 317(h) provides that, with limited exceptions, the Company may not indemnify or advance money for expenses where such indemnification or advance is inconsistent with a provision of the Company's Articles or Bylaws, a resolution adopted by its shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding which prohibits or otherwise limits indemnification. The Company is not aware of any provision in its Articles or Bylaws, in a shareholder resolution or in any other agreement which is inconsistent with the Company's ability to provide indemnification. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. The Company has also entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or officers, such indemnification obligations may be against public policy as expressed in the Securities Act and may therefore be unenforceable. Moreover, the Company's provisions relating to limitations of liability of its directors will not limit the directors' exposure to monetary liability under the Securities Act.


Item 7.        EXEMPTION FROM REGISTRATION CLAIMED
               -----------------------------------

     Not Applicable.


Item 8.        EXHIBITS
               --------

     The following additional exhibits are hereby enclosed for filing:


 Exhibit
  Number                                 Document
---------    ------------------------------------------------------------------
  4.1        1996 Employee Stock Purchase Plan

  5.1 Opinion of Wilson, Sonsini, Goodrich & Rosati with respect to the securities being registered

 23.1        Consent of Independent Auditors

 23.2        Consent of Counsel (contained in Exhibit 5.1)

 24.1        Power of Attorney (see pages 4 and 5)


Item 9.        UNDERTAKINGS
               ------------

     (a)       The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distri bution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemni fication is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, OPTi Inc., a corporation organized and existing under the laws of the State of California, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Santa Clara, State of California, on this 31st day of October, 1996.


                              OPTi INC.



                              By: /s/ Jerry Chang
                                  ------------------------------------
                                  Jerry Chang
                                  Chief Executive Officer and Chairman


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry Chang and David Zacarias, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection there with, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



     Signature                        Title                         Date
    -----------                     ---------                      ------

/s/ Jerry Chang        Chief Executive Officer and            October 31, 1996
--------------------   Chairman (Principal Executive
Jerry Chang            Officer)


/s/ David Zacarias     Chief Financial officer (Principal     October 31, 1996
--------------------   Accounting Officer)
David Zacarias


/s/ Stephen A. Dukker  President and Director                 October 31, 1996
--------------------
Stephen A. Dukker


/s/ Kapil Nanda        Director                               October 31, 1996
--------------------
Kapil Nanda


/s/ Tor R. Braham      Director                               October 31, 1996
--------------------
Tor R. Braham


/s/ David Lin          Director                               October 31, 1996
--------------------
David Lin


/s/ Bernard Marren     Director                               October 31, 1996
--------------------
Bernard Marren


                               INDEX TO EXHIBITS
                               -----------------

 Exhibit                                                          Sequentially
  Number                        Description                       Numbered Page
---------    ------------------------------------------------     -------------
   4.1       1996 Employee Stock Purchase Plan

   5.1 Opinion of Wilson, Sonsini, Goodrich & Rosati with regard to the securities being registered

  23.1       Consent of Independent Auditors

  23.2       Consent of Counsel (contained in Exhibit 5.1)            --

  24.1       Power of Attorney (See pages 4 and 5)                    --
